exhibit 97

ORACLE CORPORATION

COMPENSATION CLAWBACK POLICY

(Adopted on September 15, 2023 and effective as of October 2, 2023)

1.
Purpose

Oracle Corporation (collectively with its subsidiaries, the “Company”) is committed to upholding the highest standards of business ethics and sound corporate governance practices. As part of this commitment, the Company has adopted this Compensation Clawback Policy (this “Policy”). This Policy sets forth the circumstances under which Covered Persons will be required to repay or return certain Incentive Compensation. This Policy is designed to comply with Applicable Rules, including Section 10D of the Exchange Act, and shall be interpreted to be consistent with such rules and regulations. Capitalized terms not defined elsewhere in the text are defined in Section 13 of this Policy.

2.
Miscalculation of Financial Reporting Measure Results

In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Recoverable Incentive Compensation from a Covered Person. Such recovery, in the case of a Restatement, will be made without regard to any individual knowledge or responsibility related to the Restatement. Notwithstanding the foregoing, if the Company is required to undertake a Restatement, the Company will not be required to recover the Recoverable Incentive Compensation if the Compensation Committee determines it Impracticable to do so, after exercising a normal due process review of all the relevant facts and circumstances.

Further, the Company has the authority (but not the obligation) to extend the provisions of this Section 2 to someone who is or was during the Applicable Period, a Senior Executive not otherwise meeting the definition of a Covered Person.

3.
Legal and Compliance Violations

Compliance with the law and the Oracle Code of Ethics and Business Conduct and other corporate policies is a pre-condition to earning Incentive Compensation. If the Company in its sole discretion concludes that a Covered Person (1) has engaged in Significant Misconduct; or (2) was aware of or willfully blind to Significant Misconduct that occurred in an area over which the Covered Person had supervisory authority, the Company may, at the direction of the Compensation Committee, seek recovery of all or a portion of the Recoverable Incentive Compensation from such Covered Person. In addition, the Company may, at the direction of the Compensation Committee, conclude that any unpaid or unvested Incentive Compensation has not been earned and must be forfeited by such Covered Person.

In determining whether Significant Misconduct has occurred, the Company, in its sole discretion, may consider any factor it deems relevant to that determination. If the Company determines there has been Significant Misconduct (whether or not in connection with a Restatement), the Company may seek recovery of Recoverable Incentive Compensation even if the Significant Misconduct did not result in an award or payment greater than would have been awarded or paid absent the Significant Misconduct.

In the event of Significant Misconduct, in determining whether to seek recovery and the amount, if any, by which the payment or award should be reduced, the Compensation Committee may consider—among other things—the seriousness of the Significant Misconduct, whether the Covered Person was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination.

4.
Other Actions

The Compensation Committee may, subject to applicable law, seek recovery in the manner it chooses, including by seeking reimbursement from the Covered Person of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock.

It is intended that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, pursuant to the terms of any other policy of the Company, pursuant to the terms of any employment agreement, equity award agreement, severance or other agreement, and any other legal remedies available to the Company. Nothing herein, and no recoupment or recovery as contemplated by this Policy, shall (i) limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Person arising out of or resulting from any actions or omissions by the Covered Person or (ii) limit the Company’s ability to seek recovery, in appropriate circumstances (including circumstances beyond the scope of this Policy) as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Covered Person. Notwithstanding the foregoing, any amounts recovered under any other policy or agreement that are subject to recovery under this Policy may be considered recovered by the Company for purposes of this Policy in the discretion of the Company.

In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may in its sole discretion determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement or Significant Misconduct to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

5.
No Indemnification or Reimbursement

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss under this Policy and in no event will the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Incentive Compensation under this Policy. Covered Persons shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

6.
Administration of Policy

The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and Rule 10D-1 of the Exchange Act, and the Company’s applicable Exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy.

In the administration of this Policy, the Compensation Committee is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Compensation Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

7.
Other Claims and Rights

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any Covered Person subject to this Policy.

8.
Amendment; Termination

The Compensation Committee or Board may amend or terminate this Policy at any time and from time to time in its sole discretion, including, without limitations, as the Compensation Committee or Board deems necessary to reflect and comply with applicable law or any Applicable Rules. To the extent of any inconsistency between this Policy and any Applicable Rules, the Applicable Rules shall control and this Policy shall be deemed amended to incorporate such Applicable Rules unless the Committee shall expressly determine otherwise. Notwithstanding anything to the contrary herein, no amendment, modification, supplement, restatement, rescission, termination or replacement of this Policy shall be effective if such amendment, modification, supplement, restatement, rescission, termination or replacement would (after taking into account any actions taken by the Company contemporaneously with such amendment, modification, supplement, restatement, rescission, termination or replacement) cause the Company to violate any Applicable Rules or other applicable law.

9.
Effectiveness

Except as otherwise determined in writing by the Compensation Committee, this Policy will apply to any Incentive Compensation that (a) in the case of any Restatement, is Received by a Covered Person on or after the Effective Date , and (b) in the case of Significant Misconduct, is awarded or paid to a Covered Person on or after the Effective Date. Further, as of the Effective Date, this Policy amends, restates and supersedes in its entirety the Company’s Prior Policy with respect to any Incentive Compensation Received on or after the Effective Date. The Prior Policy shall remain in full force and effect with respect to any Incentive Compensation Received prior to the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company and its affiliates.

10.
Successors

This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

11.
Governing Law

To the extent not preempted by U.S. federal law, this Policy will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

12.
Notice and Acknowledgement

The Company will provide notice of this Policy to its employees and seek acknowledgement of this Policy from each Executive Vice President and above, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy.

13.
Definitions

As used in this Policy, the following terms will have the following meanings:

“Applicable Period” means (a) in the case of any Restatement, the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement, and (b) in the case of any Significant Misconduct, the three completed fiscal years and the period immediately preceding the date the Board or a committee of the Board discovers that the Covered Person engaged in Significant Misconduct. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Applicable Rules” means collectively Section 10D of the Exchange Act, the regulations and rules promulgated by the Commission thereunder, including, without limitation, Rule 10D-1 promulgated under the Exchange Act, and the applicable rules, regulations and listing standards of the Exchange.

“Board” means the Board of Directors of Oracle Corporation.

“Commission” means the U.S. Securities and Exchange Commission.

“Compensation Committee” means the Compensation Committee of the Board or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Covered Person” means (a) in the case of any Restatement, any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company, and (b) in the case of any Significant Misconduct, any person who was an Executive Officer or an employee of the Company eligible to receive Incentive Compensation under the Company’s compensation policies and practices at the time of the Significant Misconduct. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to a less senior or different employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Effective Date” means October 2, 2023.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officer” means the Company’s “officers” subject to Section 16 of the Exchange Act as determined by the Compensation Committee, and currently defined in Rule 16a-1(f) of the Exchange Act as the president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), and any other officer who performs policy-making functions for the Company, or any other person who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure (including, but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis contained in the Company’s Annual or Quarterly Reports filed with the Commission on Form 10-K). Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Reporting Measures. A measure does not need to be presented within the Company’s financial statements or included in a filing with the Commission to be considered a Financial Reporting Measure.

“Impracticable” The Compensation Committee may determine in good faith that recovery of Recoverable Incentive Compensation is “Impracticable” (a) in the case of any Restatement, if: (i) pursuing such recovery would violate home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides an opinion of home country counsel to that effect acceptable to the Company’s Exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s Exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and (b) in the case of any Significant Misconduct, in its sole discretion, in light of the scope and nature of the Significant Misconduct.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include (i) any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); (ii) bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; (iii) bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; (iv) non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and (v) equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures. Notwithstanding the foregoing, in the case of any Significant Misconduct, Incentive Compensation will include all forms of cash and equity incentive compensation, including, without limitation, cash bonuses, sales commissions and equity awards that are received or vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

“Prior Policy” shall mean the Oracle Corporation Clawback Policy adopted by the Compensation Committee on July 5, 2012.

“Received” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Recoverable Incentive Compensation” means (a) in the case of any Restatement, the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement, and (b) in the case of any Significant Misconduct, the amount of any Incentive Compensation (calculated on a pre-tax basis) awarded or paid to a Covered Person during the Applicable Period that the Compensation Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the Significant Misconduct. For the avoidance of doubt, in the case of any Restatement, Recoverable Incentive Compensation does not include any Incentive Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of an Executive Officer, (ii) who did not serve as an Executive Officer at any time during the performance period for that Incentive Compensation, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s Exchange).

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

“Senior Executive” means all Executive Vice Presidents and above.

“Significant Misconduct” means, with respect to a Covered Person, material violations of applicable law, material violations of the Oracle Code of Ethics and Business Conduct, or conduct that results in significant financial, or reputational or other harm to the Company.